Exhibit 99





                       SDW HOLDINGS CORPORATION
                       2700 Westchester Avenue
                       Purchase, New York 10577-2554



                                                      FOR IMMEDIATE RELEASE


          Purhase, New York, December 3, 1996. Sappi Limited has agreed to acquire the minority common equity interests in SDW Holdings Corporation held by DLJ Merchant Banking Partners, L.P., certain of its affiliates and UBS Capital LLC, subject to certain customary conditions. Jointly, these interests represent approximately 22% of the common equity of SDW Holdings (on a fully-diluted basis). SDW Holdings is the parent of S.D. Warren Company.

          Under the terms of the agreement, Sappi has agreed to purchase the interests at a price of $17.25 per share of common stock within 180 days of the date of execution of the agreement.

          Following this acquisition, Sappi will own over 97% of the common equity of SDW Holdings (on a fully-diluted basis). Sappi has agreed to use reasonable efforts to acquire the remaining common equity interests in SDW Holdings within 120 days following the closing of the above acquisition. Based upon current circumstances, it is expected that the acquisition of such minority interests will be made for cash at a substantially similar price.